Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARTISTdirect, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of ARTISTdirect, Inc., of our report dated March 30, 2006, except for Notes 1, 6, 9, 14, 20, 21, and 22 as to which the date is March 15, 2007, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2005, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency) and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005 of ARTISTdirect, Inc.

/s/ GUMBINER SAVETT INC.

Santa Monica, California
April 19, 2007